                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )*

                                Individual, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   455912105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 4 Pages

CUSIP NO. 455912105            13G                      PAGE 2 OF 4 PAGES

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  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                Joseph A. Amram
--------------------------------------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a)   / /        (b)  /X/
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  3   SEC USE ONLY
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  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      USA
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      NUMBER OF      5     SOLE VOTING POWER
       SHARES                                          1,023,018
    BENEFICIALLY     ------------------------------------------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                                             199,367
      REPORTING      ------------------------------------------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH                                           1,023,018
                     ------------------------------------------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                                                         199,367
---------------------------------------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                       1,222,385
--------------------------------------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                [ ]
--------------------------------------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                            8.2%
--------------------------------------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                                            IN
--------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G                                                 Page 3 of 4 Pages

Item 1:     (a)    Name of Issuer:
                                Individual, Inc.

            (b)    Address of Issuer's Principal Executive Offices:
                     8 New England Executive Park West, Burlington,
                     Massachusetts 01803

Item 2:     (a)    Name of Person Filing:
                                Joseph A. Amram

            (b)    Address of Principal Business Office or, if none, Residence:
                     755 Boylston Street, Suite 502, Boston, Massachusetts 02116

            (c)    Citizenship:
                                USA

            (d)    Title of Class of Securities:
                                Common Stock, $.01 par value per share

            (e)    CUSIP Number:
                                455912105

Item 3: If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                                 Not Applicable

Item 4: Ownership

             (a)   Amount Beneficially Owned:
                                1,222,385

             (b)   Percent of Class:
                                8.2%

             (c)   Number of shares as to which such person has:

                   (i)   Sole power to vote or to direct the vote 1,023,018(1),
                                                                  ------------
                   (ii)  Shared power to vote or to direct the vote 199,367(2),
                                                                    ----------
                   (iii) Sole power to dispose or to direct the
                         disposition of                           1,023,018(1),
                                                                  ------------
                   (iv)  Shared power to dispose or to direct the
                         disposition of                             199,367(2).
                                                                    ----------
-------------------------------------------------------------------------------

---------------
(1)     Includes warrants to purchase 507,300 shares at $8.00 per share.

(2)     Includes (a) 105,617 shares owned by the reporting person's wife;
        (b) 45,000 shares and warrants to purchase 45,000 shares, at $8.00 per share, held in trust for the benefit of the reporting person's minor children; and (c) 3,750 shares held by the reporting person and his wife as trustees of Knowledge Equals Freedom Foundation. The reporting person disclaims ownership of all such shares and warrants, and the filing of this statement should not be construed as an admission that the reporting person is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act, the beneficial owner of such securities.

 SCHEDULE 13G                                                  Page 4 of 4 Pages

Item 5:     Ownership of Five Percent or Less of a Class:
                                Not Applicable

Item 6:     Ownership of More than Five Percent on Behalf of Another Person:
                                Not Applicable

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
                                Not Applicable

Item 8:     Identification and Classification of Members of the Group:
                                Not Applicable

Item 9:     Notice of Dissolution of Group:
                                Not Applicable

Item 10:    Certification:
                                Not Applicable


                                  SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    February 13, 1997
--------------------------
         (Date)


   /s/ Joseph A. Amram
--------------------------
      (Signature)


     Joseph A. Amram
--------------------------
     (Name/Title)